                                                                   EXHIBIT 10.21

                   SECOND AMENDMENT TO 1993 STOCK OPTION PLAN


         This Second Amendment to the Chico's FAS, Inc. 1993 Stock Option Plan, which permits the grant of stock options with a vesting schedule more accelerated than over a period of three years, is hereby adopted, effective this 8th day of February, 2002, as follows:

         1. The lead in paragraph to Section 2.4 is hereby amended in its entirety to read as follows:

                        No ISO shall be exercisable either in whole or in part prior to twelve (12) months from the date it is granted. The Committee, in its discretion exercised at the time that it grants an ISO, shall establish such further restrictions on when an ISO shall become partially or fully exercisable; and, unless otherwise specified by the Committee in the grant and reflected in the option agreement or certificate, the vesting provisions for the ISO shall be in accordance with the following vesting schedule:

         2. The lead in paragraph to Section 3.4 is hereby amended in its entirety to read as follows:

                        The Committee, in its discretion exercised at the time that it grants a NSO, shall establish such further restrictions on when a NSO shall become partially or fully exercisable; and, unless otherwise specified by the Committee in the grant and reflected in the option agreement or certificate, the vesting provisions for the NSO shall be in accordance with the following vesting schedule: